Exhibit 4.42.1

SUPPLEMENTAL INDENTURE NO. 1

SUPPLEMENTAL INDENTURE No. 1, dated as of July 11, 2011, among CEMEX, S.A.B. de C.V., a sociedad anónima bursátil de capital variable organized under the laws of the United Mexican States (the “Issuer”), CEMEX México, S.A. de C.V. (“CEMEX México”), CEMEX España, S.A. (“CEMEX España”) and New Sunward Holding B.V. (“New Sunward Holding”), as Note Guarantors of the Issuer’s obligations under this Supplemental Indenture and the Notes (the “Note Guarantors”), and The Bank of New York Mellon (the “Trustee”), as trustee.

W I T N E S S E T H:

WHEREAS, the Issuer and the Trustee previously have entered into an indenture, dated as of January 11, 2011 (the “Original Indenture”, and as supplemented by this Supplemental Indenture No. 1 and any further amendments or supplements thereto, the “Indenture”), providing for the issuance of 9.000% Senior Secured Notes due 2018;

WHEREAS, the Indenture provides for, among other things, that, subsequent to the execution of the Original Indenture, the Issuer and the Trustee may, without the consent of holders of the outstanding 9.000% Senior Secured Notes due 2018, enter into one or more indentures supplemental to the Original Indenture to provide for the issuance of Additional Notes in accordance with Section 2.14 thereof;

WHEREAS, the Issuer has authorized the issuance of the Additional Notes;

WHEREAS, each of the Note Guarantors has been duly authorized to issue its Note Guarantee in connection with the Additional Notes;

WHEREAS, the Issuer has requested that the Trustee join in the execution of this Supplemental Indenture No. 1; and

WHEREAS, all things necessary to make this Supplemental Indenture No. 1 a valid agreement of the parties and a valid supplement to the Original Indenture have been done.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein and in the Indenture and for other good and valuable consideration, the receipt and sufficiency of which are herein acknowledged, the Issuer, the Note Guarantors and the Trustee hereby agree, for the equal and ratable benefit of all Holders, as follows:

ARTICLE ONE

DEFINITIONS

Section 1.01 Defined Terms. All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Indenture, as supplemented and amended hereby. All definitions in the Original Indenture shall be read in a manner consistent with the terms of this Supplemental Indenture No. 1.

ARTICLE TWO

ADDITIONAL NOTES

Section 2.01 The Additional Notes. Pursuant to Section 2.14 of the Original Indenture, the Issuer hereby creates and issues U.S.$650,000,000 aggregate principal amount of its 9.000% Senior Secured Notes due 2018 (the “Additional Notes”). These Additional Notes will be consolidated to form a single series, and be fully fungible, with the Issuer’s outstanding 9.000% Senior Secured Notes due 2018 issued on January 11, 2011, to which the Additional Notes are identical in all terms and conditions except issue date and issue price. Interest on the Additional Notes shall accrue from July 11, 2011. All Additional Notes issued under the Indenture will, when issued, be considered Notes for all purposes thereunder and will be subject to and take the benefit of all of the terms, conditions and provisions of the Indenture.

Section 2.02 Execution and Authentication of the Additional Notes. The Trustee shall, pursuant to an Authentication Order, authenticate the Additional Notes.

ARTICLE THREE

MISCELLANEOUS

Section 3.01. Effect of This Supplemental Indenture No. 1. This Supplemental Indenture No. 1 supplements the Original Indenture and shall be a part, and subject to all the terms, thereof. The Original Indenture, as supplemented and amended by this Supplemental Indenture No. 1, is in all respects ratified and confirmed, and the Original Indenture and this Supplemental Indenture No. 1 shall be read, taken and construed as one and the same instrument. All provisions included in this Supplemental Indenture No. 1 supersede any conflicting provisions included in the Original Indenture, unless not permitted by law.

Section 3.02 Governing Law. This Supplemental Indenture No. 1 shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 3.03 Effect of Headings. The section headings herein are for convenience only and shall not affect the construction of this Supplemental Indenture No. 1.

Section 3.04 Counterparts. The parties may sign any number of copies of this Supplemental Indenture No. 1. Each signed copy shall be an original, but all of them shall represent the same agreement.

Section 3.05 The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture No. 1 or for or in respect of the recitals contained herein, all of which are made solely by the Issuer and the Note Guarantors. In entering into this Supplemental Indenture No. 1, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee whether or not elsewhere herein so provided. The Issuer and the Note Guarantors expressly reaffirm and confirm their obligations to indemnify the Trustee in connection with the Indenture and all the actions contemplated hereby, all in accordance with the terms of the Indenture.

[SIGNATURE PAGE TO FOLLOW IMMEDIATELY]

SIGNATURES

CEMEX, S.A.B. de C.V., as Issuer

By:	/s/ Hector Vela
Name: Hector Vela
Title: Attorney-in-Fact

CEMEX España, S.A., as Note Guarantor

By:	/s/ Hector Vela
Name: Hector Vela
Title: Attorney-in-Fact

CEMEX México, S.A. de C.V., as Note Guarantor

By:	/s/ Jose A. Gonzalez
Name: Jose A. Gonzalez
Title: Attorney-in-Fact

New Sunward Holding B.V., as Note Guarantor

By:	/s/ Jose A. Gonzalez
Name: Jose A. Gonzalez
Title: Attorney-in-Fact

Signature page to Supplemental Indenture No. 1

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Catherine F. Donohue
Name: Catherine F. Donohue
Title: Vice President

Signature page to Supplemental Indenture No. 1